UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2008 (November 14, 2008)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.     Costs Associated with Exit or Disposal Activities

As a continuation of Advanced Medical Optics, Inc.’s (AMO) commitment to further enhance its global competitiveness, operating leverage and cash flow, the AMO Board of Directors on November 14, 2008, committed to an additional plan to reduce its fixed costs. This commitment expands on the plan first reported by AMO on December 18, 2007, which was supplemented by action of the Board of Directors on February 12, 2008. (The plan reported in December 2007 included the relocation of AMO’s femtosecond laser manufacturing operations from Irvine, California to its manufacturing facility in Milpitas, California, in order to consolidate equipment manufacturing in one location and to maximize opportunities to leverage core strengths. That plan also included the movement of the assembly of IntraLase disposable patient interfaces from the Irvine plant to AMO’s facility in Puerto Rico. The continuation of the plan approved in February 2008 committed to an additional plan to reduce fixed costs through a workforce reduction and consolidation of certain operations.)

The plan expansion approved by the Board of Directors on November 14, 2008 and amended November 18, 2008 includes a net workforce reduction of approximately 190 positions, or about 5% of the company’s global workforce. In addition to workforce reductions, this additional plan includes certain facilities-related costs. AMO expects to complete these additional activities in 2009 and estimates the total non-recurring pre-tax charges resulting from this additional plan to be in the range of $23 million to $34 million, most of which will be incurred in 2008. The significant majority are expected to be cash expenditures. The estimated breakdown of the additional charges is as follows:

Severance, bonuses, and other one-time termination benefits	$22 million - $32 million
Facilities related and other costs	$1 million - $2 million

Statements made by AMO in this report on Form 8-K (including this Item 2.05, and Items below), including but not limited to statements regarding its plan (including the anticipated costs and timing of such actions), and its anticipated reduction in force, as well as its anticipated savings and anticipated departure terms for executive officers, that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and include comments that express AMO’s opinion about trends and factors that may impact future operating results. Disclosures that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements rely on a number of assumptions concerning future events, many of which are outside of AMO’s control, and involve risks and uncertainties that could cause actual results to differ materially from opinions and expectations, including but not limited to AMO’s ability to implement the plan according to the timetable and to the extent currently anticipated, unanticipated expenditures incurred in connection with the plan, the possibility that final costs of the plan may be significantly different from our initial estimates due to the uncertainty surrounding severance costs, negotiations with labor representatives and authorities in international markets, and AMO’s ability to make accurate cost projections. More information about potential factors that could affect AMO’s business and financial results is included in the section entitled “Risk Factors” in AMO’s 2007 Annual Report on Form 10-K and third-quarter 2008 Form 10-Q. AMO does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this filing except as required by law.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 14, 2008, AMO notified three executive officers, each of whom is party to an employment agreement with AMO, that their employment would be terminated in connection with the workforce reduction approved by the Board of Directors on November 14, 2008. Two of such persons, namely Douglas H. Post and C. Russell Trenary III, were Named Executive Officers, as that term is defined in rules promulgated by the U.S. Securities and Exchange Commission (Commission), in AMO’s Proxy Statement filed with the Commission on April 25, 2008. AMO anticipates that these officers’ employment will terminate within 60 days of the notice, and that severance will be paid in accordance with the terms of the agreements.

Item 7.01.     Regulation FD Disclosure

As a result of the additional plan to reduce fixed costs described above, AMO expects to achieve net savings in 2009 of approximately $10 - $15 million as compared to 2008 spending levels. These savings are expected to be realized across both operating expenses and cost of goods sold. This disclosure under Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC. (Registrant)

Date: November 19, 2008	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner, Executive Vice President, Administration, and Secretary